EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 121244), pertaining to the Educate, Inc. 2003 Omnibus Stock Incentive Plan and the Educate, Inc. 2004 Omnibus Stock Incentive Plan of our report dated March 14, 2005 with respect to the consolidated financial statements and schedules of Educate, Inc. and our report dated May 3, 2004 with respect to the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.) included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 14, 2005